BlackRock Funds III (the “Registrant”):  LifePath® Retirement Portfolio, LifePath 2020 Portfolio®, LifePath® 2025 Portfolio, LifePath 2030 Portfolio®, LifePath® 2035 Portfolio, LifePath 2040 Portfolio®, LifePath® 2045 Portfolio, LifePath® 2050 Portfolio and LifePath® 2055 Portfolio (each, a “LifePath Portfolio” and collectively, the “LifePath Portfolios”)

77D(g)

Policies with respect to security investments

Attached please find as an exhibit to Sub-Item 77D(g) of Form N-SAR, a copy of the proposal to amend each LifePath Portfolio’s investment objective, approved by the Registrant’s Board of Trustees on September 19, 2013.  The changes took effect as of July 1, 2014.

ACTIVE 205497518v.1

Exhibit 77D(g)

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ACTIVE 205497518v.1